Exhibit 10.5

RHYTHMONE EXECUTIVE SERVICE AGREEMENT

THIS EXECUTIVE SERVICE AGREEMENT (this “Agreement”) is entered into as of July 2, 2017 by and among Ted Hastings (“Executive”), PERK.COM CANADA INC., an Ontario corporation (the “Company”), and RHYTHMONE PLC, a public limited company incorporated under the laws of England and Wales (“Parent”), in order to provide an incentive for Executive’s continued dedication to the best interests of the Company and Parent. Certain capitalized terms used in this Agreement are defined in Section 1.

1. DEFINITIONS.

(a) “Board” means the Board of Directors of Parent;

(b) “Cause” means one or more of the following:

(i) a willful, unauthorized use or disclosure by Executive of material confidential information or trade secrets of Parent or the Company, which use or disclosure causes material economic harm to Parent or the Company;

(ii) a continuing material breach by Executive of any written agreement between Executive and Parent or the Company after Executive has received a written demand for corrective action which describes the basis for non-compliance and provides Executive with 30 days to take corrective action;

(iii) Executive’s conviction of a felony/ indictable offence under the laws of Canada, the United States or any State thereof;

(iv) the willful commission by Executive of any act of fraud, embezzlement or other crime of moral turpitude with respect to Parent or the Company;

(v) Executive’s intentional misconduct causing Parent or the Company substantial public disgrace or substantial disrepute or material economic harm;

(vi) a substantial, willful and repeated failure by Executive to perform duties reasonably directed by the Board after receiving a written demand for performance which describes the basis for such willful failure and provides Executive with 30 days to take corrective action; or

(vii) a failure by Executive to cooperate in good faith with a governmental or internal investigation of Parent or the Company or either of its directors, officers, managers or employees, if Parent or the Company has requested Executive’s cooperation.

No act or omission to act shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of Parent or the Company.

(c) “Change in Control” means one or more of the following:

(i) The acquisition, by any Person (as defined below), directly or indirectly, of Beneficial Ownership (as defined below) of more than 50% of the then outstanding ordinary shares of Parent or voting securities representing more than 50% of the combined voting power of Parent’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that no Change of Control shall be deemed to have occurred as a result of an acquisition of ordinary shares or voting securities of Parent: (A) by Parent, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by Parent or any of its subsidiaries, or (B) by any other corporation or other entity with respect to which, following such acquisition, Persons who were Parent’s shareholders immediately prior to such acquisition retain Beneficial Ownership, in substantially the same proportions as their ownership immediately prior to such acquisition, of more than 50% of the ordinary shares, and voting securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity; or

(ii) The consummation of any merger or consolidation of Parent with any other corporation, other than a merger or consolidation which results in Persons who were Parent’s shareholders immediately prior to such merger or consolidation retaining Beneficial Ownership, in substantially the same proportions as their ownership immediately prior to such merger or consolidation, of more than 50% of the outstanding ordinary shares, and voting securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation; or

(iii) The consummation of any liquidation or dissolution of Parent or a direct or indirect sale or other disposition of all or substantially all of the assets of Parent.

For purposes of the foregoing: “Person” shall mean a natural person, company, trust or other corporate entity, and/or any government or agency. “Beneficial Ownership” shall mean (1) a person who enjoys the benefits of ownership even though title is in another name or entity, or (2) any individual or group of individuals that, either directly or indirectly, has the power to vote or influence any material transaction decisions regarding a specific security of Parent.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidance promulgated thereunder.

(e) “Good Reason” means one or more of the following:

(i) the Company adversely changes Executive’s title or materially reduces Executive’s responsibilities (including reporting responsibilities) inconsistent with the position Executive holds immediately prior to such change;

(ii) the Company causes Executive to report to a person other than the Board;

(iii) a material reduction in Executive’s annual rate of base salary, unless the reduction is made as part of, and is consistent with, a broader and general reduction of senior executive salaries;

(iv) a relocation of Executive’s place of employment by more than 50 miles, in one or more steps, but only if such change, reduction or relocation is effected by the Company without Executive’s consent; or

(v) any material breach of this Agreement or the Employment Offer (as defined below) by the Company or Parent.

Executive’s resignation from employment shall not be considered for “Good Reason” unless Executive gives the Company written notice of the occurrence of a condition described in this Section 1(d) within ninety (90) days after such condition comes into existence, the Company fails to remedy such condition within thirty (30) days after receiving the Executive’s written notice, and Executive’s resignation becomes effective within six (6) months after such condition comes into existence.

(f) “Involuntary Termination” means either (i) the Company terminates Executive’s employment for a reason other than Cause, or (ii) Executive resigns from employment with the Company for Good Reason; provided that Involuntary Termination shall not include any termination of Executive’s employment as a result of Executive’s death or disability, or as a result of Executive’s voluntary termination of employment which is not a resignation for Good Reason.

(g) “Separation” means a “separation from service,” as defined under Section 409A of the Code.

2. NATURE OF EMPLOYMENT.

Either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement (and the offer to which it is appended (the “Employment Offer”)) shall constitute the full and complete agreement between Executive and the Company, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company.

3. CASH SEVERANCE BENEFITS.

(a) Qualifying Terminations. Severance benefits shall be provided under this Section 3 only if one of the following paragraphs applies (each, a “Qualifying Termination”):

(i) Change in Control and Involuntary Termination. Upon or within twenty four (24) months following a Change in Control, Executive experiences an Involuntary Termination.

(ii) No Change in Control and Involuntary Termination. If Section 3(a)(i) does not apply and Executive experiences an Involuntary Termination.

(b) Severance Pay. Upon a Qualifying Termination, but subject to the Release requirement described in Section 4, Executive shall be entitled to receive a severance payment from the Company in an amount equal to one (1) year of Executive’s annual base salary (the “Severance Period”). For this purpose, Executive’s annual base salary shall be determined at the annual base salary rate in effect as of Executive’s termination of employment without giving effect to any reduction in such annual rate which would constitute “Good Reason.” The severance payment (less applicable tax and other authorized payroll deductions) shall be made in a lump sum cash payment on the Company’s first regular payroll date following both the effective date of the Release and Executive’s return of all mutually agreed upon Company property in Executive’s possession or control to the Company, but in no event later than March 15 of the calendar year following the calendar year of Executive’s Separation. Notwithstanding anything in this Agreement, in no event will the Executive be provided less than his entitlements under the applicable employment standards legislation. In the event (i) Executive refuses to execute the Release, or (ii) his entitlements upon termination in accordance with applicable employment standards legislation are greater than the severance payment required hereunder, the Executive will be provided with his minimum termination entitlements in accordance with the applicable employment standards legislation (including termination pay, severance pay (if applicable) and benefit continuation) in full satisfaction of any claims he may have in respect of contractual, common law or statutory termination pay, severance, notice or pay in lieu thereof.

(c) Bonus. Upon a Qualifying Termination, but subject to the Release requirement described in Section 4, Executive shall be entitled to receive an additional severance payment from the Company in an amount equal to 100% of Executive’s target bonus for the fiscal year of Executive’s termination of employment, pro-rated for the portion of the bonus period served. Parent’s Remuneration Committee, in its sole discretion, shall have the discretion to waive the pro-ration of such amount or any applicable individual or Company/Parent performance condition such that the amount payable hereunder may be any amount greater than the amount otherwise provided for under this Section 3(c) up to 100% of Executive’s target bonus for the fiscal year of Executive’s termination of employment. This additional payment shall be made in a lump sum cash payment at the same time and in the same manner as provided in Section 3(b).

(d) Health Insurance. Upon termination of Executive’s employment the Company will provide for the Executive’s participation in the Company’s group benefits plan for the minimum period prescribed by applicable employment standards legislation. Upon a Qualifying Termination, but subject to the Release requirement described in Section 4, if Executive elects to continue extended health and dental coverage following the end of the applicable statutory notice period, then the Company shall continue its share of the premiums to provide for the Executive’s continued participation in the Company’s group health and dental benefits until the earliest of (i) completion of the Severance Period, or (ii) the date when Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

4. RELEASE REQUIREMENT.

Except as may be expressly required under applicable employment standards legislation, the payments and benefits contemplated in Section 3(b), (c) and (d) above shall be provided only if Executive has executed a general release of all known and unknown claims that Executive may then have against the Company, Parent and their affiliates using the form attached hereto as Exhibit A and without making alterations not agreed to by the Company (the “Release”), and has agreed not to prosecute any legal action or other proceeding based on such claims. However, Executive shall not be required to release any claims that Executive may have against the Company arising under (i) any indemnification agreement between Executive and the Company, or (ii) any rights to indemnification, advancement of expenses or repayment arising under the Company’s operating agreement or other charter document or the indemnification provisions of applicable State statutes, in each case as currently in effect or as subsequently amended. The Company shall deliver the Release to Executive within five (5) business days after Executive’s termination of employment with the Company. Executive shall execute and return the Release within the period set forth in Exhibit A, and the period for revocation, if any, of the Release must have lapsed without the Release having been revoked so that the Release becomes effective on or before the sixtieth (60th) day following the date of termination of Executive’s employment with the Company.

5. SUCCESSORS.

(a) Company’s Successors. This Agreement may be assigned by the Company and shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, reorganization, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time; provided that Executive may assign Executive’s rights hereunder pursuant to any property settlement resulting from the dissolution of Executive’s marriage on the condition that such rights shall be conditioned upon Executive’s performance of Executive’s obligations hereunder as if no such assignment had occurred.

6. MISCELLANEOUS PROVISIONS.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Entire Agreement. This Agreement (including the Employment Offer) supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between Executive and the Company with respect to the subject matter hereof, including any prior severance or change of control arrangements that may exist in Executive’s existing employment agreement or otherwise, other than any acceleration of vesting provisions in any restricted stock unit award agreement, share option agreement or otherwise.

(c) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Choice of Law and Severability. This Agreement will be governed by and construed exclusively in accordance with the laws of the Province of Ontario without reference to its choice of law principles. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation, then the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company and Parent by their duly authorized officers, as of the day and year first above written.

EXECUTIVE:

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement” or “Release”) is entered into by                 (“Employee”) and Perk.com Canada Inc., on behalf of itself and its affiliated and parent entities (collectively, the “Company”) as of             , 20      .

Background

A. The employment relationship between Employee and the Company ended effective                 (the “Termination Date”).

B. Employee and the Company wish to enter into an agreement to clarify and resolve any disputes and potential disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. The Company has advised Employee of Employee’s right to consult an attorney before signing this Agreement. Employee has either consulted an attorney of Employee’s choice or has voluntarily elected not to consult legal counsel. Employee understands that Employee is waiving all claims and potential claims against the Company.

D. This Agreement is not, and should not be construed as, an admission or statement by the Company that it has acted wrongfully or unlawfully. The Company expressly denies any wrongful or unlawful conduct. This Agreement is a compromise and a voluntary resolution between the parties. It may not be used in any forum as evidence of any wrongful or unlawful conduct, or as a precedent of any kind.

Agreements

In consideration of the above, and of the mutual promises contained herein, Employee and the Company agree as follows:

1. Separation Date. Employee’s employment with the Company has terminated effective the Termination Date (“Separation”). Employee has no further employment duties or responsibilities to the Company after the Termination Date.

2. Severance, Consideration for Release, and Benefits. In consideration for the release of claims given by Employee in this Agreement and Employee’s observance of the other terms and conditions of this Agreement, in compliance with its obligations as stipulated in Section 4 of the Rhythmone Executive Service Agreement, the Company will provide Employee with a lump-sum severance payment in the gross amount of $XXX,XXX.00, less all required and/or standard authorized payroll deductions and withholdings (“Severance Amount”). Payment of the Severance Amount will be made in a single cheque or direct deposit on the Company’s first regular payroll date following the effective date of the Release. The Company will provide for the

Employee’s continued participation in the Company’s group benefits plan for [the minimum period prescribed by applicable employment standards legislation] weeks following the Termination Date. The Executive has elected to continue extended health and dental coverage following that date and the Company shall continue its share of the premiums to provide for the Employee’s continued participation in the Company’s group health and dental benefits until the earliest of (i) the date the Employee advises that he no longer wishes such coverage; (ii) the completion of the Severance Period, or (iii) the date when Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

This severance payment will be in addition to all of the wages and benefits that Employee is entitled to receive as a result of employment with the Company through the Termination Date. All pay and benefits shall cease from and after the Termination Date, except as expressly provided in this Agreement. Company agrees to support, and neither contest nor object to, Employee’s request for or efforts to obtain Employment Insurance benefits.

3. Valid Consideration. Employee acknowledges and agrees that payment by the Company of the Severance Amount are not required by any Company policy or procedure, or by any contractual or other legal obligation of the Company other than as set forth in Employee’s Executive Service Agreement, but is offered by the Company as consideration for this Agreement.

4. No Balances Owed or Wrongful Acts. Employee acknowledges and represents that Employee has been paid all wages, commissions, compensation, benefits, and other amounts and has been provided all leaves of absences and/or other accommodations that any of the Released Parties (as defined below) has ever owed to Employee, except for (a) accrued vacation to be paid out in full on the Termination Date in addition to the Severance Amount and unpaid expenses to be paid as soon as practicable after submission of expenses, and (b) unpaid amounts or benefits expressly payable under the terms of this Agreement. Employee acknowledges and represents all of the factual representations made herein and that induced the Company to enter into this Agreement are true in all material respects.

5. Confidential Trade Secrets and Other Company Information. Employee acknowledges that during employment with the Company, Employee had access to certain information about the Company’s business that is not available to the public or through normal commercial channels, and that derives actual or potential independent economic value from not being generally known to others, or readily ascertainable to them by proper means, that is marked as confidential or that Employee knows is confidential to the Company. Employee acknowledges that Employee has an obligation to protect the confidentiality of such information (including the Company’s trade secrets) (each and all referred to as “Confidential Information”), and Employee hereby agrees to do so. Employee understands that Employee’s obligations under its executed proprietary information and inventions agreement (“PIIA”) continue even after the Termination Date.

6. Return of Property. Employee confirms that unless agreed to otherwise, Employee either already has turned over to the Company, or will immediately return to Company, all files, memoranda, records, credit cards, access devices, equipment, materials and any other documents, copies or physical property which Employee received from the Company or from any of its employees, except that Employee may retain and keep any and all laptops, cell phones and storage drives provided to Employee from the Company. All returned property shall be returned in the same condition as it was originally delivered to Employee, less reasonable wear and tear. In addition, if Employee has used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company or Parent confidential or proprietary data, materials or information, Employee agrees to provide the Company with a computer-useable copy of such information.

7. Confidentiality of this Agreement. Employee agrees to keep the terms of this Agreement (including but not limited to the severance amount) confidential, and unless legally required, Employee will not disclose any information concerning this Agreement or its terms to anyone other than Employee’s immediate family, legal counsel, and/or financial advisors, who will be informed by Employee of and be bound by this obligation of confidentiality.

8. [Intentionally deleted].

9. (a) General Release of Claims. Employee hereby releases and forever waives any claims against the Company and its parent, subsidiaries and affiliated companies, including its and their officers, directors, stockholders, affiliates, subsidiaries, managers, employees, agents, employee benefits plans, insurers and representatives (“Released Parties”) from any claims that Employee may have that are in any way connected with Employee’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Employee. Employee agrees that this general release includes, but is not limited to, any claims for wages, bonuses, commissions, employment benefits, stock, stock options, attorneys’ fees, damages or remedies of any kind whatsoever, that arise out of any contracts, express or implied; any covenant of good faith and fair dealing, express or implied; any duty of reasonable accommodation; any theory of wrongful or unlawful discharge; vacation pay, notice of termination or pay in lieu, severance pay, indemnity, costs, interest, and/or loss or injury of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise and specifically including, but not limited to, any claim under each of the Ontario Employment Standards Act, Human Rights Code, Labour Relations Act, Pay Equity Act and the Occupational Health and Safety Act, and any successor legislation. This general release also includes, but is not limited to, any claims for defamation, infliction of emotional distress, invasion of privacy or other common-law torts, or any other claims for violation of any other legal limitation on the employment relationship.

This Agreement does not waive or release claims where the events in dispute first arising after the Effective Date of this Agreement, nor does it preclude either Employee or the Company from filing a lawsuit, claim or arbitration proceeding for the exclusive purpose of enforcing their respective rights under this Agreement, in which event Employee will be entitled to reasonable attorneys’ fees if Employee prevails in any such lawsuit, claim or arbitration.

Employee represents and warrants that Employee is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that Employee has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

Nothing in this Agreement shall be construed and this general release of claims excludes, and Employee does not waive, release or discharge any claims under provincial workers’ compensation or unemployment laws or indemnification rights the Employee has against Employer and/or any claims by Employee that cannot be released by a private settlement agreement.

The Released Parties, including, without limitation, the Company, hereby release Employee and Employee’s affiliated persons and entities, beneficiaries, heirs, estate, agents, insurers, attorneys, representatives and assigns from any and all claims, liabilities, or obligations of every kind and nature, whether they are known or unknown, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date the Company signs this Agreement; provided, however, that such release does not include intentional criminal fraud by Employee against the Company.

The Released Parties, including, without limitation, the Company, shall fully indemnify Employee and Employee’s affiliated persons and entities, beneficiaries, heirs, estate, agents, insurers, attorneys, representatives and assigns from any and all claims, liabilities, costs, fees and obligations of every kind and nature, including without limitation reasonable attorneys’ fees, whether they are known or unknown, except intentional criminal fraud by Employee against the Company. The Company shall prepay Employee for all costs and fees (including without limitation reasonable attorneys’ fees) in connection with any and all claims, litigation, arbitration and proceedings.

(b) Acknowledgment of Waiver of Claims. Employee acknowledges that Employee has considered whether Employee may have, and confirms he does not have an existing, planned or possible claim against the Releasee pursuant to the Ontario Human Rights Code, and seeks no right or remedy in respect of any such claim.

(c) Waiver of Unknown Claims. In giving this release, which includes claims that may be unknown at present, Each party expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the release of any unknown claims it may have against the other.

10. No Other Claims. Employee represents that Employee has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court. Employee agrees not to initiate, assist or encourage any such actions, except to the extent permitted or authorized by law.

11. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

12. Applicable Law. This Agreement is individually negotiated and will be governed by and construed exclusively in accordance with the laws of the Province of Ontario without reference to its choice of law principles.

13. Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, reorganization, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

14. Entire Agreement. This Agreement (together with the PIIA, all stock and equity related agreements, and Section 6 of the Executive Service Agreement, all of which are incorporated herein by reference) sets forth the entire understanding between Employee and the Company with respect to the Employee’s employment with, and termination from, the Company, and it supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with the Company and the termination of their employment relationship. Employee acknowledges that in signing this Agreement, Employee does not rely upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

15. Knowing and Voluntary Agreement. Employee represents that Employee has read this Agreement, understands its terms and understands the fact that it releases any claim Employee might have against the Company and its agents. Employee understands that Employee has the right to consult counsel of Employee’s own choice, and Employee represents that Employee has either done so or has knowingly waived the right to do so. Employee enters into this Agreement voluntarily, without duress or coercion from any source.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

IT IS SO AGREED:

Print Name:	FOR THE “COMPANY”:

FOR “EMPLOYEE”:

Raj Chellaraj

Chairman

Dated:
Dated: